Exhibit 99.1

VIALTA, INC. REPORTS FOURTH QUARTER and YEAR END RESULTS

Fremont, Calif., March 28, 2005 – Vialta, Inc. (OTC:VLTA) today reported a net loss of $78,000 or $0.00 per share, for the fourth quarter ended December 31, 2004. This is a 96% decrease when compared to a net loss of $1.8 million, or $0.02 per share, for the same quarter last year. The Company reported a net loss of $2.4 million, or $0.03 per share, for the twelve months ended December 31, 2004. The bulk of the 2004 loss relates to $3.4 million in additional reserves recorded in Vialta’s third quarter. For the twelve months ended December 31, 2003, the Company reported a net loss of $4.0 million, or $0.05 per share.

During the fourth quarter of 2004, the Company recognized $3.6 million in revenue, a 35% increase compared to $2.7 million in revenue for the same time period the previous year. Revenues for the twelve months ended December 31, 2004 were up 23% to $12.7 million from $10.3 million in revenues for the year ended December 31, 2003. The Company also recorded approximately $3.1 million of deferred revenue related to sales of its products as of December 31, 2004, the majority of which is expected to be recognized during the first quarter of 2005.

Gross profit was $1.7 million for the fourth quarter of 2004 and $4.7 million for the year ended December 31, 2004; which compares to $1.7 million for the fourth quarter of 2003 and $7.4 million for the year ended December 31, 2003. Because a significant portion of the Company’s inventory for raw materials and finished goods was expensed in prior periods, gross profit in 2003 and the first half of 2004 was higher in relation to revenue than what would otherwise have been recorded.

The Company’s total operating expense was $2.0 million for the fourth quarter of 2004, a 54% decrease compared to $4.2 million for the fourth quarter of 2003. In addition the Company’s total operating expense was $7.8 million for the twelve months ended December 31, 2004, a $4.9 million reduction compared with $12.7 million for the prior year.

About Vialta

Vialta develops, designs and markets unique and innovative home entertainment and communications products for the mainstream consumer. The company was formed in April 1999 and is publicly traded on the OTC Bulletin Board under the symbol VLTA. The company is headquartered in Fremont, California with offices in Los Angeles and Hong Kong.

Forward-Looking Statements

The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possible reduction of consumer spending, the timely availability and acceptance of the Company’s new and existing products, the impact of competitive products and pricing, the dependence on continued growth in demand for consumer products, the risk that products shipped by the Company will be returned, and the other risks detailed from time to time in the SEC reports of Vialta, including the reports on Form 10-K and Form 10-Q. Actual results could differ materially from those projected in the forward-looking statements.

Press Contact:
Ken Tenaglia
VP Marketing Communications
Vialta Inc.
510-870-3668
Kenneth.Tenaglia@vialta.com

VIALTA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$7,296	$9,356
Restricted cash	3,057	2,226
Short-term investments	11,106	14,952
Accounts receivable, net	2,761	3,941
Inventory, net	4,500	5,196
Prepaid expenses and other	351	729

Total current assets	29,071	36,400
Property and equipment, net	302	685
Other assets	29	29

Total assets	$29,402	$37,114

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$373	$1,915
Accrued liabilities and other	2,070	3,149
Deferred profit	1,310	3,997

Total current liabilities	3,753	9,061

Stockholders’ equity:
Common stock	95	95
Additional paid-in capital	144,122	144,114
Treasury stock	(9,458)	(9,458)
Accumulated deficit	(109,098)	(106,709)
Accumulated other comprehensive income (loss)	(12)	11

Total stockholders’ equity	25,649	28,053

Total liabilities and stockholders’ equity	$29,402	$37,114

VIALTA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue, net	$3,626	$2,684	$12,747	$10,331
Cost of goods sold	1,911	991	8,022	2,941

Gross profit	1,715	1,693	4,725	7,390

Operating expenses:
Engineering and development	324	488	1,247	2,557
Sales and marketing	611	2,797	2,011	4,427
General and administrative	1,035	958	4,573	5,753

Total operating expenses	1,970	4,243	7,831	12,737

Operating loss	(255)	(2,550)	(3,106)	(5,347)
Interest income and other:
Interest income, net	177	199	717	733
Gain on investment	—	571	—	571

Total interest income and other	177	770	717	1,304

Net loss	$(78)	$(1,780)	$(2,389)	$(4,043)

Net loss per share:
basic and diluted	$(0.00)	$(0.02)	$(0.03)	$(0.05)

Weighted average common shares outstanding:
basic and diluted	83,025	82,523	82,930	82,285